Registration No. 333-

As filed with the Securities and Exchange Commission on November 6, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

OHIO	34-0778636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1293 S. Main Street

Akron, Ohio 44301

(330) 253-5592

(Address of Principal Executive Offices, Including Zip Code)

AMENDED AND RESTATED 2008 INCENTIVE STOCK PLAN OF

MYERS INDUSTRIES, INC.

(Full Title of the Plan)

Copy to:
Greggory W. Branning	Megan L. Mehalko
Senior Vice President, Chief Financial Officer	Benesch, Friedlander,
and Corporate Secretary	Coplan & Aronoff LLP
1293 S. Main Street	200 Public Square, Suite 2300
Akron, Ohio 44301	Cleveland, Ohio 44114-2378
(330) 253-5592	(216) 363-4500

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered1 2	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee
Common Stock, without par value	1,000,000	$14.47	$14,470,000	$1457.13

[1]	This Registration Statement also includes an indeterminate number of shares of Common Stock which may be issued under the anti-dilution provisions of the Amended and Restated 2008 Incentive Stock Plan (the “Plan”) of Myers Industries, Inc. (the “Registrant”).
[2]	Represents an additional 1,000,000 shares of Common Stock issuable under the Plan. The Registrant previously filed Registration Statement on Form S-8 (No. 333-158055) with respect to shares issuable under the Plan.
[3]	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Common Stock on November 3, 2015 as reported on the New York Stock Exchange.

EXPLANATORY NOTE

The Registrant has filed this Registration Statement on Form S-8 to register under the Securities Act the offer and sale of 1,000,000 shares of Common Stock of the Registrant under the Plan. The shares are being registered in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statements on Form S-8 concerning the Registrant’s 2008 Incentive Stock Plan filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2008 (Reg. No. 333-158055).

The Board of Directors of the Registrant, subject to the requisite shareholders’ approval, adopted the Plan, which among other things increased the number of shares of Common Stock that may be issued under the Plan by 1,000,000 shares. On April 24, 2015, the Plan was approved by the shareholders at the Registrant’s Annual Meeting of Shareholders. In accordance with Instruction E to the General Instructions to Form S-8, the Registrant is registering the additional 1,000,000 shares of Common Stock, which may be offered and sold under the Plan pursuant to this Registration Statement, and the contents of the 2008 Registration Statement are incorporated by reference herein, except to the extent supplemented, amended or superseded by the information set forth herein.

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to participants in the Amended and Restated 2008 Incentive Stock Plan of Myers Industries, Inc., as specified by Rule 428(b) under the Securities Act of 1933, as amended. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated herein by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us (File No. 001-08524) to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)	Myers Industries, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed March 31, 2015.

(2)	Myers Industries, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed May 5, 2015, Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed July 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed November 6, 2015.

(3)	Myers Industries, Inc. Current Reports on Form 8-K, filed with the Commission on January 8, 2015, February 18, 2015, February 25, 2015, March 17, 2015, March 18, 2015, March 31, 2015, April 30, 2015, May 1, 2015, May 26, 2015, July 23, 2015, July 24, 2015, August 14, 2015 and October 29, 2015.

(4)	The description of Myers Industries Inc. Common Stock, which is contained in our Registration Statement on Form 8A-12b, filed with the SEC on April 30, 2001.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold, shall be deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Article Six of the Amended and Restated Code of Regulations of the Company, the Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. Article Six further provides that the indemnification provided for therein shall not be deemed to restrict the right of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

The rights provided in Article Six are in addition to any rights provided by contract or as a matter of law. Ohio Revised Code Section 1701.13(E) includes indemnification provisions similar to Article Six. Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. Section 1701.13(E) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. The Company presently has contracts with each of its directors and key officers and maintains insurance for the benefit of persons entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of Myers Industries, Inc.	Incorporated by reference to Exhibit 3(a) to the registrant’s Annual Report on Form 10-K filed on March 16, 2005.

4.2	Amended and Restated Code of Regulations of Myers Industries, Inc.	Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on April 12, 2013.

4.3	Amended and Restated 2008 Incentive Stock Plan of Myers Industries, Inc., effective as of March 5, 2015	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 30, 2015

5.1	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.	*

23.1	Consent of Independent Public Registered Accounting Firm (E&Y).	*

23.2	Consent of Benesch, Friedlander, Coplan & Aronoff LLP.	* (Included within Exhibit 5.1.)

24	Powers of Attorney.	* (Included on signature page.)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on this 6 day of November, 2015.

MYERS INDUSTRIES, INC. (Registrant)

/s/ Greggory W. Branning
By:	Greggory W. Branning
Senior Vice President, Chief Financial Officer
and Corporate Secretary

Each of the undersigned hereby appoints each of John C. Orr and Greggory W. Branning as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in such capacity and on this 6 day of November, 2015.

Date	Signature	Title

November 6, 2015	/s/ John C. Orr	President, Chief Executive Officer and
	John C. Orr	Director (Principal Executive Officer)

November 6, 2015	/s/ Greggory W. Branning	Senior Vice President, Chief Financial
	Greggory W. Branning	Officer and Corporate Secretary (Principal Accounting Officer)

November 6, 2015	/s/ Philip T. Blazek	Director
Philip T. Blazek

November 6, 2015	/s/ Sarah R. Coffin	Director
Sarah R. Coffin

November 6, 2015	/s/ John B. Crowe	Director
John B. Crowe

November 6, 2015	/s/ William A. Foley	Director
William A. Foley

November 6, 2015	/s/ Robert B. Heisler, Jr.	Director
Robert B. Heisler, Jr.

November 6, 2015	/s/ F. Jack Liebau, Jr.	Director
F. Jack Liebau, Jr.

November 6, 2015	/s/ Bruce M. Lisman	Director
Bruce M. Lisman

November 6, 2015	/s/ Robert A. Stefanko	Director
Robert A. Stefanko

Exhibit Index

Exhibit No.	Exhibit Description	Page No.

4.1	Amended and Restated Articles of Incorporation of Myers Industries, Inc. Incorporated by reference to Exhibit 3(a) to the registrant’s Annual Report on Form 10-K filed on March 16, 2005.	*

4.2	Amended and Restated Code of Regulations of Myers Industries, Inc. Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on April 12, 2013.	*

4.3	Amended and Restated 2008 Incentive Stock Plan of Myers Industries, Inc., effective as of March 5, 2015 Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 30, 2015	*

5.1	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

23.1	Consent of Independent Registered Public Accounting Firm (E&Y).

23.2	Consent of Benesch, Friedlander, Coplan & Aronoff LLP. Included within Exhibit 5.1.

24	Powers of Attorney. Included on the signature page hereto.
*	Incorporated herein by reference.